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                                                                    EXHIBIT 99.1

                    COMMERCIAL NATIONAL FINANCIAL CORPORATION

                             FIRST QUARTER EARNINGS

Ithaca, Michigan, May 6, 2004--

Jeffrey S. Barker, President and CEO of Commercial Bank and its holding company, Commercial National Financial Corporation, announced that earnings for the first quarter of 2004 totaled $566,000 compared to $766,000 for the same period last year. Basic earnings per share decreased from .19 to .14 per share. The decrease in earnings is primarily attributable to the end of the refinancing activity, which has negatively impacted our non-interest income.

Commercial Bank with total assets of $240,000,000 operates full service banking offices in Alma, Greenville, Ithaca, Middleton, Mount Pleasant, Pompeii, and St. Louis.


Contact:
Daniel E. Raleigh
Vice President
989-875-5504